                          FORM 8-K


              SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C. 20549


                       CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): December 17, 2000




                  CROWN CENTRAL PETROLEUM CORPORATION
        (Exact name of registrant as specified in its charter)



     Maryland                    1-1059         52-0550682
(State or other jurisdiction  (Commission      (IRS Employer
of incorporation)             File Number)   Identification No.)


         One North Charles Street
         Baltimore, Maryland                   21201
(Address of principal executive offices)     (Zip Code)


Registrant's telephone number, including area code:(410)539-7400

Item 5.   Other Events

     Crown Central Petroleum Corporation announced today that it had entered into a definitive agreement and plan of merger with Rosemore, Inc., a Maryland corporation, which owns, directly or indirectly, approximately 49% of the Company's Class A common stock and 11% of the Company's Class B common stock. Under the merger agreement, Rosemore will, through its wholly-owned subsidiary Rosemore Acquisition Corporation, acquire all of the issued and outstanding Class A and Class B common stock held by stockholders other than Rosemore and its affiliates for a price of $10.50 per share.

     The acquisition price of $10.50 per share represents a premium of 31.25% and 50% to the market prices of $8.00 per share and $7.00 per share of the Company's Class A common stock and Class B common stock, respectively, at the close of trading on December 14, 2000, the day prior to the date on which Rosemore announced its intention to seek to acquire the Company.

     The merger was unanimously approved by the Company's committee of independent directors and, on its recommendation, by the Company's Board of Directors on December 16, 2000. The Company has received an opinion from its financial advisor, Credit Suisse First Boston, that the consideration to be received by the stockholders of the Company in the merger is fair, from a financial point of view, to the stockholders of Crown other than Rosemore and members of the group affiliated with Mr. Paul A. Novelly, and their respective affiliates. The merger is expected to be completed in the first quarter of 2001.

     The merger agreement provides that Rosemore Acquisition
Corporation will merge with and into the Company, resulting in the Company becoming a wholly-owned subsidiary of Rosemore. The Company will be the surviving entity in the merger and plans to continue to operate as a separate company under its current name.

     The merger will require the approval of the Company's stockholders, and the Company will call a special stockholders' meeting to vote on the merger. Under Maryland law and the Company's charter, the merger will require the affirmative vote of two-thirds of the Company's issued and outstanding common stock. Crown's Class A and Class B common stock will vote as a single class on the merger, with Crown's Class A common stock having one vote per share, and Crown's Class B common stock having one-tenth of a vote per share. Rosemore's stock in Crown represents approximately 45.41% of the votes exercisable by Crown's issued and outstanding common stock. In addition, certain members of the Novelly group, who among them own approximately 14.70% of the Company's Class A common stock and 3.48% of the Company's Class B common stock, representing approximately 13.60% of the votes exercisable by Crown's issued and outstanding common stock, have agreed to vote in favor of the merger.

     The merger agreement also requires the approval of a majority of the votes of the stock (other than the stock owned by Rosemore and its affiliates) present and voting at the stockholders' meeting. The votes of the Company common stock now owned by members of the Novelly group will count toward this vote, and the members of the Novelly group have agreed that their stock will be voted in favor of the merger. The merger is also conditioned on and subject to other customary closing conditions.

     As previously reported, on April 7, 2000 the Company had entered into an agreement and plan of merger with Rosemore, pursuant to which Rosemore agreed to purchase all of the issued and outstanding Class A and Class B common stock, other than stock held by Rosemore and its affiliates, for $9.50 per share. That merger agreement was submitted to the Company's stockholders for approval at a special meeting of stockholders held August 24, 2000. Apex Oil Company, an affiliate of Mr. Novelly, had also expressed an interest in acquiring the Company, and commenced a proxy solicitation in opposition to that merger with Rosemore. The merger did not receive the necessary two-thirds approval from the Company's stockholders, and the Company and Rosemore terminated the merger agreement following the special meeting.

     On August 24, 2000, following the failure of Rosemore's prior merger agreement to receive approval from Crown's stockholders, the Company requested Apex to present a definitive proposal to acquire all of the Company's stock for $10.50 per share in a fully financed, all-cash, unconditional tender offer, and to be able to commence its tender offer by September 29, 2000. On September 28, 2000, the Company extended the time for Apex to commence its tender offer until October 31, 2000.

     On October 10, 2000, Mr. Novelly proposed that a limited liability company composed of trusts and entities related to Mr. Novelly effect a cash tender offer for all Crown stock for

$10.50 per share. Stockholders not accepting the $10.50 tender offer would retain their stock and receive a $12.50 contingent value right. Mr. Novelly also proposed that, following the tender offer, the Company would acquire Apex by way of a share exchange, the terms of which were not specified. On November 1, 2000, the Company announced that it had given Apex a further extension to November 30, 2000. The Company then reported on November 30, 2000 that it was discussing the Company's strategic alternatives with both Rosemore and Apex, the two stockholders with the largest voting positions in the Company.

     At the same time as entering into the agreement and plan of merger with Crown on December 17, 2000, Rosemore also entered into a stock purchase agreement with members of the Novelly group who own Crown common stock, under which they agreed to vote their shares of Crown common stock, representing approximately 14.70% of the Class A common stock and 3.48% of the Class B common stock, in favor of the merger and merger agreement. The stock purchase agreement provides that, if the merger agreement is terminated, these members of the Novelly group will sell their Crown common stock to Rosemore for $10.50 per share in cash. These members of the Novelly group have also agreed that, for a period of five years from the date they sell their shares to Rosemore, they will not, acting alone or with others, acquire any of the Company's voting securities or assets or make any proxy solicitation or otherwise seek to influence or control the management or policies of the Company. Rosemore has agreed to reimburse the Novelly group $1.75 million for certain expenses incurred by the Novelly group in connection with their efforts to acquire the Company. The stock purchase agreement may be terminated by Rosemore in certain limited circumstances in which there is a material adverse change to the business, financial condition, or results of operations of the Company.

     Rosemore and the selling members of the Novelly group have agreed in the stock purchase agreement to enter into an escrow agreement under which the selling members of the Novelly group will deposit their shares of Crown stock, and Rosemore will deposit the share purchase price, with Union Planters Bank as escrow agent, pending release in accordance with the escrow agreement following the merger closing or, if the merger closing does not occur, the stock purchase closing.

     In connection with the merger agreement and related transactions, the Company and First Union National Bank, as rights agent, entered into a second amendment to the Company's rights agreement, dated as of December 17, 2000, to permit the merger and Rosemore's related arrangements with the Novelly group, by amending the definitions of "Acquiring Person", "Approved Transaction", "Beneficial Owner" and "beneficially own", as those terms are used in the rights agreement. The amendment also modified the definition of "Final Expiration Date" to reflect that the "Final Expiration Date" under the rights agreement is the earlier of the close of business on February 14, 2001 or the time which is immediately prior to acceptance by the State Department of Assessments and Taxation of Maryland of articles of merger consummating the merger.

     The Company's Board also declared the merger and the transactions contemplated by the stock purchase agreement and escrow agreement to be an "Approved Transaction" under the rights agreement. As a result, the execution of the merger agreement, stock purchase agreement and related escrow agreement does not cause a "Distribution Date" to occur under or otherwise trigger the operative provisions of the rights agreement.

Item 7(c)         EXHIBITS


Exhibit No.       Description
-----------       -----------

    2             Agreement and Plan of Merger dated as
                  of December 17, 2000 by and among
                  Rosemore, Inc., Rosemore Acquisition
                  Corporation and Crown Central
                  Petroleum Corporation.

     4            Second Amendment to Rights Agreement
                  dated as of December 17, 2000 between
                  Crown Central Petroleum Corporation
                  and First Union National Bank, as
                  Rights Agent.

    99            Press Release.

                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                            CROWN CENTRAL PETROLEUM CORPORATION
                            (Registrant)


                            By: /s/ John E. Wheeler, Jr.
                                ----------------------------
                            Name:  John E. Wheeler, Jr.
                            Title: Executive Vice President --
                            Chief Financial Officer


Dated:   December 18, 2000

                                EXHIBIT INDEX
                                -------------


Exhibit No.       Description
-----------       -----------

    2             Agreement and Plan of Merger dated as
                  of December 17, 2000 by and among
                  Rosemore, Inc., Rosemore Acquisition
                  Corporation and Crown Central
                  Petroleum Corporation.

     4            Second Amendment to Rights Agreement
                  dated as of December 17, 2000 between
                  Crown Central Petroleum Corporation
                  and First Union National Bank, as
                  Rights Agent.

    99            Press Release.